Exhibit 99.1
FOR IMMEDIATE RELEASE
May 6, 2016	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS INC. REPORTS $9M DEBT FACILITY COMMITMENT
 2 New Markets Planned for Expansion of Bad Daddy’s Burger Bar

(DENVER, CO) Good Times Restaurants Inc. (GTIM), operator of Good Times Burgers & Frozen Custard, a regional quick-service restaurant chain focused on fresh, high quality, all natural products and of Bad Daddy’s Burger Bar, a full service, upscale concept, today announced that it has received a senior debt revolving line of credit commitment from Cadence Bank for $9 million, subject to completion of definitive loan documents.

Jim Zielke, Chief Financial Officer, said “We have been in discussions with a few different lenders to be a resource for a senior debt facility that can be expanded as we continue to accelerate our growth in 2017 and 2018.  We are thrilled to be working with Cadence Bank, as they have significant experience in restaurant lending and have been very flexible based on our projected capital needs.  We believe the $9 million facility, together with our existing cash and projected internally generated cash flow, will provide sufficient capital for us to meet our fiscal 2017 growth goals and capital expenditure needs for both brands while maintaining a fairly conservative level of debt in our total capital structure. As we continue to execute on our growth plan, Cadence has the capacity to grow with us, providing very attractively priced debt capital.”

The Company said that annualized sales for the five new Bad Daddy’s opened this year are averaging at its $2.5 million annual target, laying the foundation for further acceleration of growth in fiscal 2017.

Commenting on development plans, Boyd Hoback President and CEO said “In addition to new sites that we have negotiated or signed leases on in our existing North Carolina and Colorado markets, we plan to enter two new markets in fiscal 2017 and have our trade areas identified, initial sites selected and are in lease negotiations so that we can spread accelerated development over the fiscal year.  Despite fiscal 2016 development being a bit slower than originally planned due to our pipeline of sites and the timing of delivery dates on new developments, our integration of the acquisition of Bad Daddy’s International has gone well, sales and operating margins in both existing stores and the new stores in Colorado in three different metro areas are performing well and our same store sales growth remains strong.   We are getting ahead of the curve for fiscal 2017 development and, based on our development plans in four states, we anticipate that we will still be on pace to achieve a run rate of $100 million in annualized total revenues by the end of fiscal 2017.”

The Company also said that they will have further discussion of their development plans in the earnings press release and subsequent call on Tuesday, May 10.

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, in its wholly owned subsidiary, Good Times Drive Thru Inc.  Good Times provides a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, natural cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises a total of 37 restaurants.

GTIM owns, operates, franchises and licenses 18 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries.  Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 30, 2015 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:
Boyd E. Hoback, President and CEO (303) 384-1411
Jim Zielke, CFO (303) 384-1432
Christi Pennington (303) 384-1440